Garrison Capital Inc. Declares Fourth Quarter Distribution of $0.35 Per Share and Announces Third Quarter Financial Results and Earnings Call

NEW YORK, NEW YORK – November 6, 2013 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the quarter ended September 30, 2013.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Third Quarter 2013 Highlights

×	Net increase in net assets resulting from operations for the quarter ended September 30, 2013 was $6.7 million, or $0.40 per share;

×	Net investment income of $5.9 million or $0.35 per share;

×	Net realized losses of $(5.7) million or $(0.34) per share;

×	Net change in unrealized appreciation of investments of $6.5 million or $0.39 per share; and

×	Our board of directors declared a fourth quarter distribution of $0.35 per share, payable on December 27, 2013 to stockholders of record as of December 13, 2013.

Consolidated Results of Operations

Consolidated operating results for the three months ended September 30, 2013 are as follows:

	Three Months Ended September 30, 2013	Three Months Ended June 30, 2013
Dollar amounts in thousands, except per share data	(Unaudited)	(Unaudited)
Net investment income	$5,914	$5,047
Total investment income	$9,338	$7,611
Net Expenses	$3,423	$2,564
Net realized gain on investments	$(5,690)	$585
Net change in unrealized appreciation on investments	$6,529	$1,165

Net investment income per share	$0.35	$0.30
Net realized gain on investments per share	$(0.34)	$0.04
Net earnings per share	$0.39	$0.41

Total investment income for the three months ended September 30, 2013 was $9.3 million and net investment income was $5.9 million. Total expenses net of fee waivers for the three months ended September 30, 2013 were $3.4 million.

We realized a net loss on investments of $(5.7) million and net unrealized appreciation on investments of $6.5 million. Net realized losses for the three months ended September 30, 2013 was driven primarily by $6.0 million of realized losses incurred as a result of the early full repayment of two portfolio investments, which were written down prior the pricing of our initial public offering, and realized gains of $0.3 million resulting from the sale of thirteen portfolio investments, the early full repayment of four portfolio investments, one refinance and other partial repayments.

The net change in unrealized appreciation for the three months ended September 30, 2013 was driven primarily by the reversal of prior period unrealized depreciation in the amount of $6.0 million as a result of the full repayments of two portfolio investments. The remaining net change in unrealized appreciation on investments is due to the increase in the market value of the remaining portfolio in the amount of $0.6 million, which was offset by the reversal of prior period unrealized appreciation of $(0.1) million.

Portfolio and Investment Activities

For the three months ended September 30, 2013, we executed net originations or purchases of investments in the amount of $50.8 million, $38.0 million of which was in our core portfolio which we define as those investments that generally yield 9.0% or greater.

For the three months ended September 30, 2013, we originated or purchased six new investments and four follow-on investments in our core portfolio totaling $38.8 million of par which represents an average new loan size of $6.5 million with a weighted average yield of 12.6%. Of the total additions to our core portfolio, five totaling $30.2 million of par (cost of $29.5 million) represent originated assets and one totaling $1.0 million represents an equity investment in a consumer lending platform. The follow-on investments represent an upsize to one our existing direct originations totaling $2.5 million of par, additional investments in consumer loans totaling $4.7 million of par with projected unlevered returns (net of estimated credit losses) of approximately 9.8%, as well as $0.4 million of additional fundings on outstanding revolvers. Early full repayments on our core portfolio were $7.1 million and partial repayments were $4.4 million.

For the three months ended September 30, 2013, in our transitory portfolio, which we have defined as those investments below the low end of our core portfolio yield target of 9.0%, we purchased one new investment totaling $2.9 million of par and added $10.0 million of par to existing investments or draws on previously unfunded revolvers, which together have a weighted average yield of 6.9%. Early full repayments on five loans totaling par of $11.7 million, sales of thirteen loans totaling par of $34.7 million and partial repayments totaling par of $7.0 million in our transitory portfolio resulted in $(5.7) million in net realized losses for the period.

From October 1, 2013 through November 5, 2013, we originated one new investment, two club deals, upsized one of our existing originated investments and closed additional consumer loan purchases for a total increase to par in our core portfolio of $43.8 million with a weighted average yield of 12.5%. From October 1, 2013 through November 5, 2013 repayments in our core portfolio consisted of the early full repayment of one investment and partial repayments for a total of $10.2 million of par with a weighted average yield of 9.6%.

From October 1, 2013 through November 5, 2013, repayments in our transitory portfolio consisted of the early full repayment of two investments and partial repayments for a total of $16.8 million of par with a weighted average yield of 8.2%.

The below table shows select information of our portfolio as of September 30, 2013.

Summary of Portfolio Characteristics	September 30, 2013

Total Market Value	$411.5
Number of portfolio companies	71

Average investment size (1)	$5.1
Weighted average yield (2) (3)	9.5%
Weighted average price (1)	98.6

First lien	90.8%
Second lien	3.3%
Mezzanine	1.7%
Consumer loans	2.2%
Equity	1.9%

Core	57.2%
Transitory	42.8%

Originated (4)	26.3%
Club (5)	15.0%
Purchased	58.7%

Fixed (1)	4.1%
Floating (1)	95.9%

Performing (1)	98.9%
Non-performing (1)	1.1%

Weighted average debt / EBITDA (1) (2)	3.7	x
Weighted average risk rating	2.21

(1)	Excludes consumer loans and equity investments

(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments

(3)	Originated positions include investments where we have sourced and led the execution of the deal and typically funded the entire loan

(4)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not source or lead the deal

Liquidity and Capital Resources

As of September 30, 2013, we had cash and cash equivalents of $3.1 million and cash and cash equivalents, restricted of $30.8 million.

During the quarter, we completed a $350.0 million term debt securitization through a private placement, the proceeds of which were utilized, along with cash on hand, to refinance our existing credit facility. The refinancing increased our leverage from $175.0 million to $210.4 million (including the sale of $22.0 million of Class A-1T Notes sold subsequent to September 30, 2013) and decreased our weighted average effective interest rate including the effects of amortization and discount to 3.0% from 3.8% in Q2 2013. Our current leverage ratio including the sale of $22.0 million of Class A-1T Notes is 0.84x.

In addition, our transitory portfolio consists of approximately forty portfolio companies with a total par value of $180.0 million ($163.2 million of par pro forma for repayments from October 1, 2013 through November 5, 2013) and a fair value of $176.0 million. We intend to migrate out of these assets over time into those meeting our core portfolio yield which we define as those investments that generally yield 9.0% or greater. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On November 5, 2013, our board of directors approved a distribution in the amount of $5.9 million, or $0.35 a share, which will be paid on December 27, 2013 to stockholders of record as of December 13, 2013.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

For the three months ending December 31, 2013, our Investment Adviser has agreed to waive that portion of its income-based incentive fee, if any, necessary for the Company’s net investment income per share plus net realized gain (loss) per share (excluding any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to April 1, 2013) for the three months ending December 31, 2013 to equal $0.35 per share, net of fee waivers.

For the three months ending June 30, 2014, our Investment Adviser has agreed to waive that portion of its income-based incentive fee, if any, necessary for the Company’s net investment income per share plus net realized gain (loss) per share (excluding any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to April 1, 2013) for the six months ending June 30, 2014 to equal $0.70 per share, net of fee waivers.

Earnings Conference Call

We will hold a conference call at 10:00 a.m. (Eastern Time) on Thursday, November 7, 2013 to discuss our quarterly financial results. All interested parties are welcome to participate. For the Third Quarter September 30, 2013 Earnings Presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.garrisoncapitalbdc.com) and click on the Third Quarter September 30, 2013 Earnings Presentation under Upcoming Events.

The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 89642994. All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that name and company information can be collected.

An archived replay of the call will be available within two hours after the call until 11:00 p.m. (Eastern Time) on November 22, 2013. To hear the replay, please dial (855) 859-2056. International dialers, please dial (404) 537-3406. For all replays, please enter the Conference ID 89642994.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590